Exhibit 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-47493) of Actuant Corporation of our report dated December 16, 2004 relating to the financial statements of Key Components Inc., which appears in the Current Report on Form 8-K of Actuant Corporation dated December 17, 2004

/s/    PricewaterhouseCoopers LLP

Stamford, Connecticut

December 17, 2004